Metabolix Announces Fourth Quarter and Full Year 2014 Financial Results

CAMBRIDGE, Mass. - March 19, 2015 - Metabolix, Inc. (NASDAQ: MBLX), an advanced biomaterials company focused on sustainable solutions for the plastics industry, today reported financial results for the three months and full year ended December 31, 2014.
“In 2014 we began implementing a plan to reshape Metabolix into a specialty biopolymers company,” said Joe Shaulson, president and CEO of Metabolix. “We focused our strategy on commercializing our PHA biopolymers as performance additives in high value applications. We also restructured our U.S. organization, sold our German operations and raised $25 million in a private placement to fund core biopolymer operations as well as an increase in production capacity. Together, these actions leave us well positioned to continue executing our strategy and advancing our biopolymers business in 2015.
“We continue to work closely with customers in our target application spaces, where we believe our PHA biopolymer materials can deliver significant value. Customers are progressing through product testing and validation and are evaluating our Mirel® biopolymers as performance additives for PVC and PLA, as well as in a range of applications requiring functional biodegradation. We are working hard to drive customer evaluations to successful conclusion in 2015.
“We recently announced a global, exclusive technology and commercial alliance with Honeywell to offer new marine biodegradable PHA biopolymers for use in cosmetics and personal care products. Honeywell selected our PHA biopolymers because they are a biobased, marine biodegradable alternative to synthetic plastic microbeads, with the potential to address emerging developments in the regulatory environment for personal care ingredients. We look forward to working with Honeywell to introduce new personal care products based on our biopolymers that will be marketed under Honeywell’s Asensa® brand.
“In late 2014, we decided to significantly increase our pilot production capacity for Mirel® PHA biopolymers. The expansion of capacity within the existing footprint of our contracted recovery facility is well underway. Once these facility modifications are complete, we will begin ramping production to our expanded nameplate capacity of 50,000 pounds per month. And, as we’ve noted previously, we will continue to evaluate and develop production expansion options for our business as we bring on commercial scale customers for our PHA biopolymers,” said Shaulson.

FULL YEAR AND FOURTH QUARTER 2014 FINANCIAL OVERVIEW
Metabolix is managed with an emphasis on cash flow and deploys its financial resources in a disciplined manner to achieve its key strategic objectives. The Company ended 2014 with $20.0 million in unrestricted cash and cash equivalents. The Company’s net cash used in operating activities during 2014 was $24.2 million, which was a decrease of $2.4 million from the $26.6 million used for operating activities during 2013.
The Company’s present capital resources are not sufficient to fund its planned operations for a twelve month period and, therefore, raise substantial doubt about the Company’s ability to continue as a going concern. The Company expects that reductions in cash usage in 2015 due to the discontinuation of its German operations, the restructuring of its U.S. organization and other cost-containment measures will be largely offset by increased biopolymer production costs. As a result, Metabolix anticipates cash usage during 2015 of approximately $23.0 million, including approximately $1.0 million in capital costs related to the expansion of pilot manufacturing capacity and assuming continued funding of the Company’s crop science program for the full year. While the Company was successful in raising $25.0 million during the third quarter of 2014, the Company will require additional funding during 2015 to continue its operations and support its capital needs. The timing, structure and vehicles for obtaining future financing are under consideration, but there can be no assurance that future financing efforts will be successful. The Company intends to use the proceeds of any future financings to continue developing its specialty biopolymers business as the foundation for longer range commercial scale plans and the future growth of its business.

Continuing Operations:

For 2014, the Company reported a net loss from continuing operations of $26.8 million, or $0.44 per share, as compared to net loss from continuing operations of $28.5 million, or $0.83 per share, for 2013.
Total revenue from continuing operations for the full year 2014 was $2.8 million, compared to $3.8 million recorded in the prior year. Product revenue was $0.5 million in each of 2014 and 2013. Cost of product revenue for the full year 2014 was $1.5 million, compared to $1.9 million in the prior year. The decrease in cost of product revenue is due primarily to lower inventory logistics costs.
Research and development expenses for continuing operations were $17.3 million in 2014, compared to $18.8 million for 2013. Selling, general and administrative expenses were $10.8 million and $11.6 million for the years ended December 31, 2014 and 2013, respectively.
The Company’s net cash used in operating activities for continuing operations during the full year 2014 and 2013 was unchanged at $23.7 million.
The Company reported a net loss from continuing operations of $5.8 million, or $0.05 per share, for the fourth quarter of 2014, compared to a net loss of $8.0 million, or $0.23 per share, for the fourth quarter of 2013.
Total revenue in the fourth quarter of 2014 was $0.9 million, compared to $0.7 million for the comparable quarter in 2013. The fourth quarter revenue consisted primarily of revenue from government grants, with $0.1 million in product revenue recognized during the fourth quarter of both 2014 and 2013.
In the fourth quarter of 2014, research and development expenses were $4.1 million, and selling, general and administrative expenses totaled $2.5 million. This compares to $4.6 million of research and development expenses and $3.4 million of selling, general and administrative expenses in the fourth quarter of 2013.

Discontinued Operations:

In October 2014, in connection with the continuing shift in the Company’s focus to commercializing performance additive solutions based on PHA biopolymers, the Company discontinued the operations of its wholly-owned German subsidiary, Metabolix GmbH, and sold substantially all of the assets of that subsidiary. The Company recorded a loss from discontinued operations of $2.8 million for the full year 2014, compared to $2.0 million for 2013. Certain assets of Metabolix GmbH have been classified on the Company’s condensed consolidated balance sheet at December 31, 2013, as held for sale. The net cash used by discontinued operations during the full year 2014 was $0.6 million. The cash usage is lower than the loss from discontinued operations of $2.8 million primarily due to non-cash adjustments for the write down of assets held for sale of $0.9 million and an additional $1.3 million reduction of inventory from sales recognized in the period.

Restructuring:

In October 2014, the Company implemented a restructuring of its U.S. organization to reflect its more narrow strategic focus on PHA biopolymers and to modify staffing to a level necessary to support successful implementation of its current business strategy. The scope of the restructuring also reflects the Company’s decision to suspend work on its chemicals program. The Company recorded restructuring charges of $0.6 million during the fourth quarter of 2014 related to post-employment benefits associated with these actions.
Conference Call Information
Metabolix management will host a conference call today at 4:30 p.m. (ET) to discuss fourth quarter results. The Company also will provide an update on the business and answer questions from the analyst community. A live webcast of the call with slides can be accessed through the Company’s website at http://www.metabolix.com in the investor relations section. To participate in the call, dial toll-free 877-709-8150 or 201-689-8354 (international).
To listen to a telephonic replay of the conference call, dial toll-free 877-660-6853 or 201-612-7415 (international) and enter pass code 13600162. The replay will be available beginning at 7:30 p.m. (ET) on Thursday, March 19, 2015 and will last through 11:59 p.m. (ET) on Thursday, April 2, 2015. In addition, the webcast will be archived on the Company’s website in the investor relations section.
About Metabolix
Metabolix, Inc. is an innovation-driven specialty materials company focused on delivering high- performance biopolymer solutions to customers in the plastics industry. Metabolix’s Mirel® biopolymers, which are derived from renewable resources, are a family of biobased performance additives and specialty resins based on PHA (polyhydroxyalkanoates). Metabolix's proprietary biotechnology platform enables the creation of specialty biopolymers for use in a broad range of applications such as construction and packaging materials, as well as industrial, consumer and personal care products.

For more information, please visit www.metabolix.com. (MBLX-E)

Safe Harbor for Forward-Looking Statements
This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical, including, without limitation, statements regarding the Company’s business plans and strategies; expectations for pilot and commercial scale PHA biopolymer manufacturing; expected market demand and commercialization plans for the Company’s PHA biopolymer products; expected future financial results and cash requirements; plans for obtaining additional funding; plans and expectations that depend on the Company’s ability to continue as a going concern; and expectations for future research, product development and collaborations constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including the risks and uncertainties detailed in Metabolix's filings with the Securities and Exchange Commission, including its 10-K for the year ended December 31, 2013 filed on March 28, 2014. Metabolix assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

Metabolix Inquiries:
Lynne H. Brum, (617) 682-4693, LBrum@metabolix.com

(FINANCIAL TABLES FOLLOW)

METABOLIX, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
UNAUDITED
(in thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Revenue:
Product revenue	$118	$57	$546	$461
Grant revenue	506	609	1,807	2,480
Research and development revenue	—	—	—	618
License fee and royalty revenue	232	80	447	219
Total revenue	856	746	2,800	3,778

Costs and expenses:
Cost of product revenue	110	664	1,482	1,908
Research and development expenses	4,062	4,603	17,342	18,802
Selling, general, and administrative expenses	2,536	3,438	10,805	11,608
Total costs and expenses	(6,708)	8,705	29,629	32,318
Loss from continuing operations	(5,852)	(7,959)	(26,829)	(28,540)

Other income (expense), net	45	(8)	61	(4)
Net loss from continuing operations	(5,807)	(7,967)	(26,768)	(28,544)

Discontinued operations
Loss from discontinued operations	(448)	(660)	(1,878)	(1,962)
Loss from write down of assets held for sale	3	—	(888)	—
Total loss from discontinued operations	(445)	(660)	(2,766)	(1,962)

Net Loss	$(6,252)	$(8,627)	$(29,534)	$(30,506)

Basic and diluted net loss per share:
Net loss from continuing operations	$(0.05)	$(0.23)	$(0.44)	$(0.83)
Net loss from discontinued operations	—	(0.02)	(0.04)	(0.05)
Net loss per share	$(0.05)	$(0.25)	$(0.48)	$(0.88)

Number of shares used in per share calculations:
Basic & Diluted	118,869,232	34,578,636	61,455,063	34,471,301

METABOLIX, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
UNAUDITED
(in thousands)

	December 31,	December 31,
	2,014	2,013
Assets
Cash, cash equivalents and short-term investments	$20,046	$19,209
Inventory	586	1,921
Other current assets	1,333	1,948
Assets of disposal group classified as held for sale	—	2,153
Restricted cash	619	619
Property and equipment, net	456	793
Other assets	95	95
Total assets	$23,135	$26,738

Liabilities and Stockholders' Equity
Accounts payable and accrued expenses	$4,042	$5,471
Short-term deferred revenue	147	669
Current portion of deferred rent	—	55
Other long-term liabilities	150	145
Total liabilities	4,339	6,340
Total stockholders' equity	18,796	20,398
Total liabilities and stockholders' equity	$23,135	$26,738

METABOLIX, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
UNAUDITED
(in thousands)
	Years Ended December 31,
	2014	2013	2012
Cash flows from operating activities
Net income (loss)	$(29,534)	$(30,506)	$3,630
Less:
Loss from discontinued operations	(2,766)	(1,962)	(326)
Income (loss) from continuing operations	(26,768)	(28,544)	3,956
Adjustments to reconcile net income (loss) to cash used in operating activities:
Depreciation	507	928	1,298
Charge for 401(k) company common stock match	374	397	408
Stock-based compensation	2,276	3,122	3,779
Inventory impairment	873	746	138
Gain on sale of property and equipment	(43)	—	—
Changes in operating assets and liabilities:
Inventory	462	(516)	(2,288)
Accounts payable and accrued expenses	(1,424)	729	687
Deferred rent and other long-term liabilities	(50)	(151)	(154)
Deferred revenue	(522)	(398)	(37,791)
Other operating assets and liabilities	624	30	(417)
Net cash used by continuing operations for operating activities	(23,691)	(23,657)	(30,384)
Net cash used by discontinued operations for operating activities	(553)	(2,991)	(1,352)
Net cash used in operating activities	(24,244)	(26,648)	(31,736)
Cash flows from investing activities
Purchase of property and equipment	(172)	(373)	(392)
Proceeds from sale of equipment	43	—	12
Change in restricted cash	—	(25)	28
Purchase of short-term investments	(1,508)	(16,635)	(58,933)
Proceeds from the sale and maturity of short-term investments	13,017	36,821	84,303
Net cash provided by investing activities	11,380	19,788	25,018

Cash flows from financing activities
Proceeds from options exercised	300	14	19
Proceeds from private placement offering, net of issuance costs	24,914	—	—
Net cash provided by financing activities	25,214	14	19

Effect of exchange rate changes on cash and cash equivalents	(2)	(28)	(6)

Net increase in cash and cash equivalents	12,348	(6,874)	(6,705)
Cash and cash equivalents at beginning of period	7,698	14,572	21,277
Cash and cash equivalents at end of period	$20,046	$7,698	$14,572